EXHIBIT 15


May 3, 2000


To Mirage Resorts, Incorporated

We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statements on Form S-8 (File No. 33-
16037),  on  Form S-8 (File No. 33-48394), on Form S-8  (File  No.  33-
63804), on Form S-8 (File No. 33-60183) and on Form S-8 (File No. 333-59455) its Form 10-Q for the quarter ended March 31, 2000 which includes our report dated April 24, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP